Exhibit 5.1

[Letterhead of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.]

December 22, 2011

Xerium Technologies, Inc.

8537 Six Forks Road, Suite 300

Raleigh, North Carolina 27615

Re:	Xerium Technologies, Inc. / Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Xerium Technologies, Inc., a Delaware corporation (the “Company”), and to the direct and indirect subsidiaries of the Company listed on Schedule I hereto (each a “Guarantor” and, collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company and the Guarantors on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed registration, issuance and exchange (the “Exchange Offer”) of up to $240,000,000 aggregate principal amount of the Company’s 8.875% Senior Notes due 2018 (the “Exchange Notes”) for a like principal amount of the Company’s 8.875% Senior Notes due 2018 outstanding on the date hereof (the “Original Notes”). The Original Notes have been, and the Exchange Notes will be, issued by the Company and guaranteed (such guarantees, collectively, the “Guarantees”) pursuant to the Indenture, dated as of May 26, 2011 (the “Indenture”), among the Company, the Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”). This opinion is furnished to you pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed necessary to render the opinions contained herein. The documents reviewed included, among others:

i.	the Indenture;

ii.	the Exchange Notes;

iii.	the Guarantees set forth in Article 10 of the Indenture;

iv.	a copy of the Certificate of Incorporation of the Company and of each of the Guarantors identified on Schedule I hereto as a corporation (each a “Corporate Guarantor” and, collectively, the “Corporate Guarantors”), certified as of the date hereof by an officer of the Company or of such Corporate Guarantor, as applicable;

v.	a copy of the Certificate of Formation of each of the Guarantors identified on Schedule I hereto as a limited liability company (each a “LLC Guarantor” and, collectively, the “LLC Guarantors”), certified as of the date hereof by an officer of such LLC Guarantor;

vi.	a copy of the Bylaws of the Company and of each Corporate Guarantor, certified as of the date hereof by an officer of the Company or of such Corporate Guarantor, as applicable;

vii.	a copy of the Limited Liability Company Agreement of each LLC Guarantor, certified as of the date hereof by an officer of such LLC Guarantor; and

viii.	a copy of resolutions dated May 9, 2011, adopted by the Board of Directors of the Company, a copy of resolutions dated May 20, 2011, adopted by the Refinancing Committee of the Board of Directors of the Company, and a copy of resolutions dated May 9, 2011, adopted by the Board of Directors or Board of Managers, as applicable, of the Company and of each Guarantor, each certified as of the date hereof by an officer of the Company or such Guarantor, as applicable.

Xerium Technologies, Inc.

December 22, 2011

In connection with our opinions expressed below, we have assumed the authenticity of all records, documents, and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. Where we have considered it appropriate, with respect to certain facts we have relied, without investigation or analysis of any underlying data contained therein, upon (i) certificates or other comparable documents of public officials and (ii) certificates of officers or other appropriate representatives of the Company and the Guarantors. In addition, we have also examined originals or copies, certified to our satisfaction, of documents and agreements listed in certificates signed by duly authorized officers of the Company and the Guarantors dated as of the date hereof.

To the extent that obligations of the Company and of the Guarantors may be dependent upon such matters, we have relied solely upon certificates regarding the Company and each Guarantor from the Delaware Secretary of State, each dated as of the corresponding date indicated in Schedule II attached hereto, as to the conclusions that (i) the Company and each Corporate Guarantor is a corporation and is in good standing and (ii) each LLC Guarantor is a limited liability company and is in good standing. In addition, in rendering the opinions set forth herein, we have relied upon the opinion of Baker & McKenzie LLP, including the qualifications, assumptions, and limitations contained therein, with respect to matters of New York law. Except to the extent of such reliance, the opinions set forth herein are limited to matters governed by the Delaware General Corporation Law and the Delaware Limited Liability Company Act. We express no opinion as to any other laws of the State of Delaware or the laws of any other jurisdiction. This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinion letters of this kind.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that:

1. When the Registration Statement has become effective under the Securities Act and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee in accordance with the Indenture, and issued and delivered against receipt of the Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, each Exchange Note will be the valid and binding obligation of the Company.

2. When the Registration Statement has become effective under the Securities Act and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee in accordance with the Indenture, and issued and delivered against receipt of the Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, each Guarantee will be the valid and binding obligation of the Guarantor party thereto.

The opinions expressed above are subject to the following assumptions, qualifications and limitations:

(A) Our opinions are subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally.

(B) Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance.

*    *    *    *    *

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendments thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated pursuant thereto.

Xerium Technologies, Inc.

December 22, 2011

Our opinions herein are expressed as of the date hereof, and we undertake no obligation to advise you of changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Very truly yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Schedule I

Guarantors

Name	Type of Entity
XTI LLC	Limited liability company
Xerium III (US) Limited	Corporation
Xerium IV (US) Limited	Corporation
Xerium V (US) Limited	Corporation
Huyck Licensco Inc.	Corporation
Stowe Woodward Licensco LLC	Limited liability company
Stowe Woodward LLC	Limited liability company
Wangner Itelpa I LLC	Limited liability company
Wangner Itelpa II LLC	Limited liability company
Xerium Asia, LLC	Limited liability company
Weavexx, LLC	Limited liability company
Robec Brazil LLC	Limited liability company

Schedule II

Certificates

Entity	Date of Certificate
Xerium Technologies, Inc.	December 16, 2011
Huyck Licensco Inc.	December 13, 2011
Robec Brazil LLC	December 13, 2011
Stowe Woodward Licensco LLC	December 13, 2011
Stowe Woodward LLC	December 13, 2011
Wangner Itelpa I LLC	December 13, 2011
Wangner Itelpa II LLC	December 13, 2011
Weavexx, LLC	December 13, 2011
Xerium Asia, LLC	December 13, 2011
Xerium III (US) Limited	December 13, 2011
Xerium IV (US) Limited	December 13, 2011
Xerium V (US) Limited	December 13, 2011
XTI LLC	December 13, 2011